Exhibit 10.2

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is effective as of the 19th day of December, 2012 (the “Effective Date”), by and between Glen E. Tullman (“Executive”) and Allscripts Healthcare Solutions, Inc., a corporation organized and existing under the laws of the State of Delaware (formerly known as Allscripts-Misys Healthcare Solutions, Inc., “Company”). Terms used in this Agreement but not specifically defined herein shall have the same meaning as in the Employment Agreement (defined below).

WHEREAS, Company and Executive entered into an Employment Agreement dated July 31, 2010 and amended on June 5, 2012 (the “Employment Agreement”); and

WHEREAS, Company and Executive desire to set forth the terms of Executive’s termination of employment, severance benefits, and other matters related thereto.

NOW, THEREFORE, in consideration of the foregoing premises, of the mutual agreements and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Termination Date. As of the close of business on December 19, 2012 (the “Termination Date”), Executive’s service as an officer and employment with Company is terminated and Executive irrevocably resigns from all other positions with, and boards of directors of, the Company and any subsidiaries and affiliated companies of Company.

2.	Severance Pay and Benefits. Executive’s termination of employment is by mutual agreement of the parties and shall be treated as a Termination without Cause pursuant to Section 4.3 of the Employment Agreement. Subject to Executive’s compliance with the terms of this Agreement, Executive shall receive:

(a)	All Accrued Amounts pursuant to Section 4.5.1 of the Employment Agreement.

(b)	The other payments and benefits set forth in Section 4.5.1 of the Employment Agreement, which are described and shall be paid or provided in accordance with the terms of Schedule 1 attached to this Agreement. In consideration of the consulting agreement being entered into concurrently with this Agreement (the “Consulting Agreement”), the equity vesting in Schedule 1 includes three additional months.

(c)	Reimbursement of reasonable professional fees incurred by Executive in regard to his separation from Company, subject to a maximum of $25,000, to be paid (i) within fourteen (14) days after Company receives documentation of such expenses and (ii) in accordance with the last paragraph of Section 9.14 of the Employment Agreement.

(d)	All expenses incurred by Executive prior to the Termination Date that are reimbursable pursuant to Section 3.4 of the Employment Agreement. Such expenses shall be paid (i) within fourteen (14) days after Company receives documentation of such expenses and (ii) in accordance with the last paragraph of Section 9.14 of the Employment Agreement.

(e)	Payment of Executive’s 2012 personal office expense allowance, payable in accordance with Section 3.3.4 of the Employment Agreement. Such allowance shall be paid in accordance with the last paragraph of Section 9.14 of the Employment Agreement.

3.	No Other Payments. Executive expressly acknowledges and agrees that, other than as specifically provided for in this Agreement and on Schedule 1, no additional payments or benefits are due from Company on any basis whatsoever. Notwithstanding the foregoing, the Executive is not releasing (i) Executive’s rights and any claim to benefits under any employee pension or welfare benefit plans of the Company or its affiliates or (ii) Executive’s rights to indemnification (including the immediate advancement of all legal fees with respect to any claim for indemnification) or reimbursement of expenses under Sections 3.3.6 and 8 of the Employment Agreement or Company’s certificate of incorporation or bylaws or applicable insurance policies or (iii) Executive’s right to payment under the Consulting Agreement.

4.	Release.

(a)	The benefits and payments to Executive provided under this Agreement are subject to Executive’s execution of (without revocation) and delivery to Company by the forty-fifth (45th) day following the Termination Date (the “Consideration Period”) of a release and waiver (the “Release”) in the form attached hereto as Exhibit A; provided however that if Executive does not execute and deliver a release to Company prior to the expiration of the Consideration Period or if Executive revokes the release in accordance with its terms, Executive shall pay to Company within ten (10) days following the expiration of the Consideration Period or the date such release was revoked, as the case may be, a lump sum payment of all cash severance payments and benefits provided for under Section 2 and on Schedule 1 received by Executive to date and the shares acquired upon settlement of the restricted stock units set forth on Schedule 1 shall be immediately cancelled by the Company; provided further that, prior to the expiration of the Consideration Period and the Release revocation period, the Executive shall not transfer the shares acquired upon settlement of the restricted stock units set forth on Schedule 1 and, in the event of any transfer in violation of this Section 4(a), such shares shall be immediately cancelled by Company.

(b)

Subject to the expiration of the revocation period under the Release and in exchange for Executive’s obligations under this Agreement, Company and its predecessors, parents, subsidiaries, divisions, related or affiliated companies, benefit plans, plan administrators and other plan fiduciaries, officers, directors, stockholders, successors, assigns, representatives, agents and counsel hereby agree not to sue Executive for any actions not rising to the level of Non-Released Conduct (as defined below) or based upon the facts that are known on the date of this Agreement by any director of the Company (not including Executive) as of the date of this Agreement (the “Known Facts”), and agrees to release and forever discharge Executive from any and all torts, contracts, claims, suits, actions, causes of action, demands, rights, damages, costs, expenses, attorneys’ fees, and compensation in any form whatsoever, in law or in equity, which Company has or ever had (from the beginning of time through and including the Effective Date) against Executive, including without limitation on account of or in any way arising out of, relating to or in connection with Executive’s employment by or separation of employment from Company, and any and all claims for damages or injury to any entity, person, property or reputation arising therefrom, and any claim under any federal, state or local law, statute, ordinance, guideline, regulation, order or common-law principle of any state, but only to the extent such torts, contracts, claims, suits, actions, causes of action, demands, rights, damages, costs, expenses, attorneys’ fees, and compensation are based upon Known Facts or do not rise to the level of Non-Released Conduct; provided, however, nothing herein precludes Company from enforcing its rights under this Agreement or its rights to recover taxes, advances or reimbursement of expenses if such taxes, advances or expense reimbursements were provided to Executive in violation of law or then-current Company policy; provided, further, that nothing contained in this Section 4(b) shall apply to, or release Executive from, any obligation or commitment of Executive contained in this Agreement or otherwise arising after the date of this Agreement. “Non-Released Conduct” means (i) any breach of Executive’s duty of loyalty to Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) actions under Section 174 of the Delaware General Corporation Law or (iv) actions relating to any transaction from which Executive derived an improper personal benefit.

5.	Restrictive Covenants. Executive expressly acknowledges and agrees that Section 5 (“Noncompetition and Confidentiality”) of the Employment Agreement is replaced in its entirety by this Section 5. The growth and development of Company and its affiliates and subsidiaries (collectively, the “Company Group”) depends to a significant degree on the possession and protection of its customer lists, customer information and other confidential and proprietary information relating to the Company Group’s products, production methods, research and development and marketing. All Company Group employees and others engaged to perform services for the Company Group have a common interest and responsibility in seeing that such customer information and other confidential information is not disclosed to any unauthorized persons or used other than for the Company Group’s benefit. Therefore, in consideration for the payments and benefits provided under Section 2 and on Schedule 1 and other mutual promises contained herein:

(a)

Non-Solicitation; No-Hire. Executive acknowledges that the identity and particular needs of the Company Group’s customers are not generally known in the health care information technology and consulting industry; that the Company Group has near permanent relationships with, and a proprietary interest in the identity of, its customers and their particular needs and requirements; and that documents and information regarding the Company

Group’s pricing, sales, costs and specialized requirements of the Company Group’s customers are highly confidential and constitute trade secrets. Accordingly, Executive covenants and agrees, which covenant and agreement is the essence of this Section 5 and the benefits and mutual promises provided under this Agreement, that for a period of eighteen (18) months after the Termination Date, Executive will not, except on behalf of the Company Group, directly or indirectly: (i) call on or solicit any Prospects or any accounts or customers of the Company Group which Executive called upon, solicited or sold to while employed by the Company Group, for the purpose of soliciting, selling and/or providing, to any such Prospect, account or customer, any products or services in competition with any products or services then-being sold by the Company Group; and (ii) solicit, or accept if offered to Executive, with or without solicitation, the services of any person who is an Employee of the Company Group, nor solicit any Employee of the Company Group to terminate employment with the Company Group, nor agree to hire any Employee of the Company Group into employment with Executive or any other person or entity. Executive agrees not to solicit in violation of clause (i) above such Prospects, accounts, customers or employees for Executive or for any other person, corporation, partnership or other business entity. “Prospects” means entities or individuals which have had direct contact with Executive for the purpose of having such entity or individual enter into a relationship with a member of the Company Group for the purpose of providing products or services to such entity or individual. “Employee” means any person who is or was employed by Company Group during the Employment Period; provided, however, that “Employee” shall not include any person (a) whose employment with Company Group was terminated by Company Group without cause or (b) who was not employed by Company Group at any time during the six (6) month period immediately prior to the Termination Date.

(b)	Non-Interference with Business Relationships. For a period of eighteen (18) months after the Termination Date, Executive will not interact with any person or entity with which the Company Group has a business relationship as of the Termination Date, if such interaction is with the intent of affecting such relationship or potential relationship in a manner adverse to the Company Group.

(c)	Non-Competition. In consideration of Executive’s access to and entrustment of Confidential Information (as defined below) and trade secrets, the benefits provided hereunder and other mutual promises contained herein, and as a condition precedent to such benefits provided hereunder, Executive agrees that for a period of eighteen (18) months after the Termination Date, Executive shall not, directly or indirectly, for Executive’s own benefit or for the benefit of others, render services for a Competing Organization anywhere within the Restricted Territory. The prohibitions in this Section 5(c) apply regardless of where such services physically are rendered.

For purposes of this Agreement, “Competing Organization” means (i) persons or organizations, including Executive, engaged in or, to Executive’s knowledge, about to be engaged in, research or development, production, distribution, marketing, providing or selling electronic medical record or practice management software or revenue cycle management software for ambulatory or acute care environments or (ii) any of the organizations identified in a letter from the Company of even date herewith relating to this subject matter.

For purposes of this Agreement, “Restricted Territory” means (i) within the United States and within each country in which the Company Group has conducted business in the prior twenty-four (24) month period, but if such area is determined by judicial action to be too broad, then it shall mean (ii) within the continental United States, but if such area is determined by judicial action to be too broad, then it shall mean (iii) within any geographic region in which Executive has performed services for the Company Group during the last two (2) years of Executive’s employment with the Company Group. Executive agrees that in the event a court determines the length of time or the geographic area or activities prohibited under this Section 5 are too restrictive to be enforceable, the court may reduce the scope of the restriction to the extent necessary to make the restriction enforceable.

(d)	Reasonableness of Restriction.

(i)	Executive acknowledges that the foregoing non-solicitation and non-competition restrictions placed upon Executive are necessary and reasonable, and that it has been made clear to Executive that Executive’s compliance with Section 5 of this Agreement is a material condition to the payments and benefits provided to Executive pursuant to Section 2 and Schedule 1 of this Agreement. Executive further acknowledges and agrees that, if Executive breaches any of the requirements of subsections (a), (b) and (c) of this Section 5, the restricted periods set forth therein shall be tolled during the time of such breach.

(ii)	Executive further acknowledges and agrees that the Company Group has attempted to impose the restrictions contained hereunder only to the extent necessary to protect the Company Group from unfair competition. However, should the scope or enforceability of the restrictive covenant be disputed at any time, Executive specifically agrees that a court may modify or enforce the covenant to the full extent it believes to be reasonable under the circumstances existing at the time.

(e)

Non-Disclosure. Executive further agrees that prior to and after the Termination Date, Executive will not use for himself or for others or divulge or convey to any other person (except those persons designated by the Company Group) any Confidential Information (as defined below) obtained by Executive during the period of Executive’s employment with the Company Group or pursuant to Section 9 hereof. Executive agrees to observe all Company policies and procedures that are in effect as of the Termination Date concerning such Confidential Information. Executive agrees that, except as may be permitted by written Company policies, Executive will not remove from Company’s premises any of such Confidential Information without the written authorization of the Company Group. Executive further agrees not to disclose or use after the Termination Date any Confidential Information unless hereafter specifically authorized to do so by the Company Group in writing, except that Executive may disclose and use such information when necessary in the performance of Executive’s duties for the Company Group. Executive’s obligations under this Agreement will continue with respect to Confidential Information until such information becomes generally available from public sources through no fault of Executive’s. Notwithstanding the foregoing, Executive may disclose Confidential Information if Executive is legally compelled by subpoena or otherwise, or is required by a regulatory body to make any disclosure that is otherwise prohibited by this subsection (e), in which case Executive will promptly notify the Company Group so that the Company Group may seek a protective order or other appropriate remedy if the Company Group deems such protection or remedy necessary under the circumstances. Subject to the foregoing, Executive may furnish only that portion of Confidential Information that Executive is legally compelled or required to disclose.

(f)	Definition of Confidential Information. As used herein, “Confidential Information” shall include, but is not limited to, the following categories of information, knowledge, or data currently known relating to the Company Group’s business which is not in the public domain or otherwise publicly available (other than as result of a wrongful act of an agent or employee of the Company Group):

(i)	Any information concerning the Company Group’s development methodologies or processes, products, suppliers or vendors, services, research and development, new product development, inventions, technological and engineering data, formulas, production plans and methods, and any related technical or manufacturing information;

(ii)	Any information concerning the Company Group’s financial or profit data, pricing and cost formulas, marketing information, sales representative or distributor lists, and any information relating to corporate developments (including possible acquisitions and divestitures);

(iii)	Any information concerning the Company Group’s current or prospective customer lists and arrangements, equipment and methods used or preferred by the Company Group’s customers;

(iv)	Any information concerning the Company Group’s use of computer software, source code, object code, or algorithms retained in the Company Group’s computer or computer systems;

(v)	Any information supplied to or acquired by the Company Group under an obligation to keep such information confidential, including without limitation Protected Health Information (PHI) as that term is defined by the Health Insurance Portability and Accountability Act (HIPAA); and

(vi)	Any information known by Executive to (x) have value to any member of the Company Group and (y) not be generally available to the public.

Executive hereby acknowledges that some of this information may not be a “trade secret” under applicable law. Nevertheless, Executive agrees not to disclose it except as otherwise permitted under this Agreement.

(g)	Injunctive Relief. Executive further expressly acknowledges and agrees that any breach or threatened breach of the provisions of this Section 5 shall entitle any member of the Company Group, in addition to any other legal remedies available to it, to seek injunctive relief, to prevent any violation of this Section 5 without the necessity of any member of the Company Group posting bond or furnishing other security and without proving special damages or irreparable injury. Executive recognizes, acknowledges and agrees that the Company Group’s right to seek such injunctive relief is necessary to protect the Company Group’s interest.

(h)	Severability. If any provision or provisions of this Section 5 shall be void, unlawful or unenforceable in whole or in part, such provision or provisions shall be deemed stricken from this Agreement, but this Section 5 and Agreement shall not otherwise be affected and the remaining provisions shall continue in full force and effect.

6.	Return of Company Property. Executive represents and warrants that, on or before the 14th day following the Termination Date, Executive will return to Company or leave behind in Executive’s office in Chicago, Illinois all formulas, correspondence, reports, computer programs and similar items, customer lists, marketing and sales data and all other materials pertaining to Confidential Information, and all copies thereof, obtained by Executive during the period of Executive’s employment with Company which are in Executive’s possession or under his control. Executive further agrees that he will not make or retain any copies of any of the foregoing. Notwithstanding the foregoing, Executive shall be allowed to retain Executive’s Company-issued laptop if Executive cooperates with Company to ensure that Company shall have access to such laptop to remove from such laptop all software, files and other information pertaining to Company.

7.	Non-Disparagement. Executive agrees not to make any adverse or disparaging comments (oral or written, including but not limited to, via any form of electronic media) about Company, its affiliates, or any of their respective officers, directors, managers or employees which may tend to impugn or injure their reputation, goodwill and relationships with their past, present and future customers, employees, vendors, investors and with the business community generally. Company agrees that its executive officers and directors shall not make any adverse or disparaging comments about Executive which may tend to impugn or injure Executive’s reputation and, upon Company having knowledge that an officer of the Company is making adverse or disparaging comments about Executive which may tend to impugn or injure Executive’s reputation, the Company shall promptly instruct such officer to cease making such comments. Nothing in this Section 7 is intended to prohibit, limit or prevent Executive or Company’s officers or directors from providing truthful testimony in a court of law, to a regulatory or law enforcement agency or pursuant to a properly issued subpoena, and such testimony would not be deemed to be a violation of this Section 7. Company and Executive shall agree upon mutually satisfactory initial internal and external statements.

8.	Change of Control. If, during the period beginning on the Termination Date and ending on the date twelve (12) months after the Termination Date, there is a Change of Control pursuant to clause (i) or (iii) of the definition thereof in the Employment Agreement, Company shall provide to Executive the payments and benefits per Section 4.5.2 of the Employment Agreement within ten (10) business days after such Change of Control (the date such pay and benefits are provided referred to herein as the “COC Payment Date”), but with such payments and benefits offset by (a) the payments and benefits previously received by Executive per Section 2 above and (b) the payments and benefits to be received by Executive per Section 2 above on or after the COC Payment Date. Company shall provide written notice to Executive of the Change of Control within five (5) business days after the date that the Change of Control occurs. The payments and benefits provided under this Section 8 are contingent upon Executive’s compliance with the terms of this Agreement, including without limitation Sections 4(a), 5, 6, 7 and 9. For the avoidance of doubt, if this Section 8 triggers Executive’s receipt of payments and benefits pursuant to Section 4.5.2 of the Employment Agreement, the performance-based equity award described in Schedule 1, Row E would vest at target level. Notwithstanding the foregoing provisions in this Section 8, the performance-based equity award described in Schedule 1, Row G shall be subject to the satisfaction of the performance-based vesting conditions contained in such award.

9.	Cooperation. Subject to his own employment obligations at the time, Executive agrees to use his best efforts to cooperate with reasonable requests of Company and its counsel with respect to matters with which Executive was directly and substantially involved during his employment with Company. Subject to the foregoing, such cooperation may include appearing from time to time at the offices of Company or Company’s counsel in Chicago, Illinois, for conferences and interviews and in generally providing the officers of Company and its counsel with the full benefit of Executive’s knowledge with respect to any such matter. Executive agrees to render such cooperation at such times as may be mutually agreeable to the parties. The Company shall compensate Executive for Executive’s time at a rate of $500 per hour. In addition, Company shall reimburse Executive for his reasonable out-of-pocket costs and expenses.

10.	Waiver of Any Re-Employment Right. Executive waives all interest in and right to reinstatement or re-employment with Company and any of its affiliates and agrees that any application for re-employment may be rejected without explanation or liability pursuant to this provision.

11.	Miscellaneous.

(a)	Binding Effect. This Agreement shall be binding upon each of the parties and upon their respective heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of each party and to their respective heirs, administrators, representatives, executors, successors and assigns.

(b)	Applicable Law. This Agreement shall be construed in accordance with the laws of the State of Delaware, without regard to the conflict of law provisions of any jurisdiction.

(c)	Dispute Resolution. Executive expressly acknowledges and agrees that Section 9.9 (“Dispute Resolution and Arbitration”) of the Employment Agreement remains in full force and effect.

(d)	Scope of Agreement. This Agreement and, as indicated, the Employment Agreement reflect the entire agreement between Executive and Company with respect to the terms and conditions of Executive’s employment relationship with Company and the termination of such employment relationship and, except as specifically provided herein, supersede all prior agreements and understandings, written or oral relating to the subject matter hereof.

(e)	Notices. Any notice pertaining to this Agreement shall be in writing and shall be given in accordance with Section 9.6 of the Employment Agreement.

(f)	Waiver of Breach. The waiver by either party to this Agreement of a breach of any provision of this Agreement shall not operate as or be deemed a waiver of any subsequent breach by such party. Continuation of benefits hereunder by Company following a breach by Executive of any provision of this Agreement shall not preclude Company from thereafter exercising any right that it may otherwise independently have to terminate said benefits based upon the same violation.

(g)	Amendment. This Agreement may not be modified or amended except by a writing signed by Executive and an authorized member of the Board of Directors of the Company.

(h)	Counterparts. This Agreement may be signed manually or via electronic signature and in multiple counterparts, each of which shall be deemed an original. Any executed counterpart returned by facsimile or PDF shall be deemed an original executed counterpart.

(i)	No Third Party Beneficiaries. Unless specifically provided herein, the provisions of this Agreement are for the sole benefit of the parties to this Agreement and are not intended to confer upon any person not a party to this Agreement any rights hereunder.

(j)	Terms and Construction. Each party has cooperated in the drafting and preparation of this Agreement. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against either party.

(k)	Admissions. Nothing in this Agreement is intended to be, or will be deemed to be, an admission of liability by Executive or Company to each other, or an admission that they or any of their agents, affiliates, or employees have violated any state, federal or local statute, regulation or ordinance or any principle of common law of any jurisdiction, or that they have engaged in any wrongdoing towards each other.

(l)	Withholding. Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to applicable laws or regulations.

(m)	Calculations. The terms of Schedule 1 are intended to provide Executive the payments and benefits due per the terms of Section 4.5.1 of the Employment Agreement and other applicable compensation-related documents per terms applicable to a termination of Executive’s employment without Cause. In the event of manifest error in any calculation reflected on Schedule 1, Company and Executive agree that the calculation shall be corrected and Executive provided the correct payment or benefit.

(n)	Section 409A of the Code. Executive expressly acknowledges and agrees that Section 9.14 (“Section 409A of the Code”) of the Employment Agreement remains in full force and effect and shall apply to this Agreement. Executive is a “specified employee” of Company and its affiliates (as defined in Treasury Regulation Section 1.409A-1(i)), and Executive is therefore subject to a delay in payment until the expiration of the six (6) month period following the date of Executive’s separation from service from Company (pursuant to Treasury Regulation Section 1.409A-3(i)(2)(ii)) to receive payments provided hereunder to the extent such amounts are subject to Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended.

Signature page is the next page.

Signature Page to Separation Agreement

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties as of the Effective Date.

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

By:	/s/ Richard J. Poulton
Name: Richard J. Poulton
Title: Chief Financial Officer

EXECUTIVE:

/s/ Glen E. Tullman
Glen E. Tullman